UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 15, 2020

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX		77030
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 832-384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BLCM	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2020, Bellicum Pharmaceuticals, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with The University of Texas M.D. Anderson Cancer Center (“M.D. Anderson”), in connection with the sale of certain assets of the Company. Pursuant to the Purchase Agreement, the Company agreed to sell to M.D. Anderson certain assets and liabilities relating to the Company’s biomanufacturing facility and related laboratories and office space located at 2130 W. Holcombe Blvd., Houston, Texas 77030 (the “Facility”), for a purchase price of $15.0 million, payable in cash upon closing, less $1.5 million to be held in escrow for up to 18 months after the closing of the transaction (the “Asset Sale”).

The closing of the Asset Sale is contingent upon, among other things, (a) the Board of Regents of the University of Texas System’s approval of the transaction, (b) the entry into a Master Services Agreement, by and between the Company and M.D. Anderson, pursuant to which M.D. Anderson will provide the Company with certain clinical supply services, (c) completion of an on-site inspection of the Facility by certain regulatory entities, (d) the Company obtaining consent from the landlord of the Facility, and (e) the satisfaction of customary terms and conditions, including adjustment to the purchase price and provisions that require the Company to indemnify M.D. Anderson for certain losses that it incurs as a result of a breach by the Company of its representations and warranties in the Purchase Agreement and certain other matters. The closing of the Asset Sale is expected to occur on or before February 21, 2020.

The foregoing description of the Purchase Agreement and the Asset Sale is only a summary and is qualified in its entirety by reference to the Purchase Agreement. The Company intends to file a copy of the Purchase Agreement as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2019.

Item 5.07    Submission of Matters to a Vote of Security Holders.

On January 15, 2020, the “Company held a Special Meeting of Stockholders (the “Special Meeting”). As of November 22, 2019, the record date for the Special Meeting, 49,924,719 shares of Common Stock were outstanding and entitled to vote at the Special Meeting. A summary of the matters voted upon by stockholders at the Special Meeting is set forth below.

A total of 38,788,219 shares of Common Stock were present at the meeting in person or by proxy, which represents approximately 77.7% of the shares of common stock outstanding as of the record date for the Special Meeting. The final voting results are as follows:

Proposal 1. Approval of the Reverse Stock Split

The Company’s stockholders approved a series of alternate amendments to the Certificate of Incorporation, to effect, at the discretion of the Board: (i) a reverse split of Common Stock, whereby each outstanding 5, 6, 7, 8, 9 or 10 shares of Common Stock would be combined and converted into one share of Common Stock; and (ii) for reverse splits in the range of 1-for-5 to 1-for-10, a reduction in the number of authorized shares of Common Stock from 200,000,000 to 80,000,000, 66,666,667, 57,142,858, 50,000,000, 44,444,445 or 40,000,0000 shares, respectively. The final voting results are as follows:

Votes For	Votes Against	Abstention
28,978,058	9,645,919	164,242

Proposal 2. Approval of the Increase in the Number of Authorized Shares of Common Stock

The Company’s stockholders approved an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 200,000,000 to 400,000,000. The final voting results are as follows:

Votes For	Votes Against	Abstention
28,139,034	10,498,399	150,786

Proposal 3. Approval of the Amendment to the Company’s 2019 Equity Incentive Plan

The Company’s stockholders approved an amendment to the Company’s 2019 Equity Incentive Plan to, among other things, increase the number of shares of Common Stock authorized for issuance under the 2019 Equity Incentive Plan by 6,000,000 shares (before any adjustment for any reverse stock split). The final voting results are as follows:

Votes For	Votes Against	Abstention	Broker Non-Votes
14,900,424	4,380,505	63,138	19,444,152
Proposal 4. Approval of the Adjournment of the Special Meeting

The Company’s stockholders approved the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of any of the foregoing proposals. The final voting results are as follows:

Votes For	Votes Against	Abstention
30,146,018	7,732,911	909,260

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: January 21, 2020	By:	/s/ Richard A. Fair
Richard A. Fair
President and Chief Executive Officer
(Principal Executive Officer)